PURCHASE OPTION AND COOPERATION AGREEMENT

Among

Honggang Yu, Jichun Li,

Shenyang Wan Tong Yuan Trading Co. Ltd.

and

Shenyang Wantong Health Care Products Manufacturing Co., Ltd.,

Effective as of April 1, 2007

This Purchase Option and Cooperation Agreement ("this Agreement") is entered into in Shenyang, People's Republic of China (the "PRC") on 1st day of April, 2007 by and among:

Party A:

Honggang Yu, a citizen of PRC with ID Card number __________________, who owns 90% of Shenyang Wan Tong Yuan Trading Co. Ltd.

Party B:

Jichun Li, a citizen of PRC with ID Card number __________________, who owns 10% of Shenyang Wan Tong Yuan Trading Co. Ltd.

Party C:

Shenyang Wan Tong Yuan Trading Co. Ltd., an enterprise incorporated and existing within the territory of China in accordance with the law of the People's Republic of China, the registration number of its legal and valid Business License is ________________________, and the legal registered address is 195 Zhongshan Road, Heping County, Shenyang, Jilin Province.

Party D:

Shenyang Wantong Health Care Products Manufacturing Co., Ltd. is a wholly-foreign owned enterprise registered in Shandong, PRC, the registration number of its legal and valid Business License is ____________.

WHEREAS,

The Parties hereto wish to grant to Party D the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of Party A’s and Party B's share of the equity/assets owned by Party C.

NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC

ARTICLE 1:   THE GRANT AND EXERCISE OF PURCHASE OPTION

1.1

The Parties hereto agree that Party D shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement. The purchase option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by Party D or any eligible entity designated by Party D.

1.2

Party D may exercise the aforesaid purchase option by delivering a written notice to Party A and Party B (the "Exercise Notice").

1.3

Within thirty (30) days of the receipt of the Exercise Notice, Party A and Party B shall execute a share/asset transfer contract and other documents necessary to effect the respective transfer of share equity or assets with Party D (or any eligible Party designated by Party D).

1.4

When applicable laws permit the exercise of the purchase option provided hereunder and Party D elects to exercise such purchase option, Parties A, B and C shall unconditionally assist Party D to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of relevant share equity or assets.

ARTICLE 2:   REPRESENTATIONS AND WARRANTIES

Each party hereto represents to the other parties that:

2.1

Each party hereto represents to the other parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it or its assets are bounded.

2.2

 Each of Party A and Party B represents to Party D that: (1) he is the legally registered shareholder of Party C and has paid Party C his registered portion of the full amount of Party C's registered capital required under Chinese law; (2) he has not created any mortgage, pledge, secured interests or other form of debt liabilities over the Share Equity; and (3) he has not sold nor will he sell to any third party his Share Equity in Party C.

ARTICLE 3:   EXERCISE PRICE

3.1

When it is permitted by applicable laws, Party D (or any eligible Party designated by Party D) shall have the right to acquire, at any time, all of Party C's assets or its share equity owned by Party A and Party B at a to be determined fair value price  If Party D (or any eligible Party designated by Party D) elects to purchase a portion of Party C's share equity or assets, then the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity or assets to be purchased over the total share equity or assets. When acquiring share equity or assets from Party A and Party C pursuant to this Agreement, Party D shall pay a purchase price equal to the original paid-in price of the purchased equity interest by the transferor, unless the applicable PRC laws and regulations require appraisal of the equity interests or stipulate other restrictions on the purchase price of equity interests, in which case the purchase price will be the lowest purchase price permitted by the applicable PRC laws and regulations.

3.2

In satisfaction of all or part of the purchase price payable to Party A and Party B, Party D shall be entitled to deliver shares of the common stock of an entity listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market.  Any shares delivered in payment of the purchase price will be valued at the last trade price reported on the primary exchange for the shares on the day immediately preceding the date on which Party D gives written notice to Party A or Party B of the exercise of the option.

ARTICLE 4:  COVENANTS

The Parties further agree as follows:

4.1

Before Party D has acquired all the equity/assets of Party C by exercising the purchase option provided hereunder, Party C shall not:

4.1.1

sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by Party D in writing);

4.1.2

enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by Party D in writing); or

4.1.3

distribute any dividend to its shareholders in any manner.

4.2

Before Party D has acquired all the equity/assets of Party C by exercising the purchase option provided hereunder, Party A and Party B shall not:

4.2.1

supplement, alter or amend the articles of association of Party C in any manner to the extent that such supplement, alteration or amendment may have a material effect on Party C's assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);

4.2.2

cause Party C enter into any transaction to the extent such transaction may have a material effect on Party C's assets, liability, operation, equity or other legal rights (unless such transaction is relating to Party C's daily operation or has been disclosed to and agreed by Party D in writing); and

4.2.3

cause Party C's board of directors to adopt any resolution on distributing dividends to its shareholders.

4.3

Party B shall, to the extent permitted by applicable laws, cause Party C's operational term to be extended to equal the operational term of Party D.

4.4

Party D shall provide or arrange other parties to provide financings to Party C to the extent Party C needs such financing to finance its operation. In the event that Party C is unable to repay such financing due to its losses, Party D shall waive or cause the relevant parties to waive all recourse against Party C with respect to such financing.

4.5

To the extent Party A or Party B is subject to any legal or economic liabilities to any institution or individual other than Party D as a result of performing his obligations under this Agreement or any other agreements between him and Party D, Party D shall provide all support necessary to enable Party A or Party B to duly perform his obligations under this Agreement and any other agreements and to hold Party A and Party B harmless against any loss or damage caused by his performance of obligations under such agreements.

ARTICLE 5:   CONFIDENTIALITY

Each Party shall keep confidential all the content of this Agreement.  Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 5, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any Party's shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a Party or its shareholders' equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Party D in the event that Party D is not the potential purchaser).

ARTICLE 6:   APPLICABLE LAW AND EVENTS OF DEFAULT

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default.  The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.

ARTICLE 7:   DISPUTE RESOLUTION

7.1

Any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. In the event any dispute cannot be solved by friendly consultations, the relevant dispute shall be submitted for arbitration;

7.2

The arbitration shall be administered by the Shenyang branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission.

7.3

The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 8:   EFFECTIVENESS

This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.

This Agreement may not be terminated without the unanimous consent of all the Parties except Party D may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

This Purchase Option and Cooperation Agreement will terminate upon the termination of the Entrusted Management Agreement dated this date among the parties hereto.

ARTICLE 9:   AMENDMENT

All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been agreed by all of the Parties and Party D and Party C have obtained necessary authorization and approvals with respect to such amendment.

IN WITNESS WHEREOF, the parties have executed this agreement.

Shenyang Wantong Health Care Products Manufacturing Co., Ltd.  (official seal)

By: /s/ Stanley Stephen Huntsman

Authorized representative: Stanley Stephen Huntsman

/s/ Honggang Yu

/s/ Jichun Li

Honggang Yu

Jichun Li

Shenyang Wan Tong Yuan Trading Co., Ltd. (official seal)

By: /s/ Jianfeng Wang

Authorized representative: Jianfeng Wang